UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒     Definitive Proxy Statement

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☐     Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

ADVANCE NANOTECH, INC.

_______________________________
(Name of Registrant as Specified in Its Charter)

______________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ADVANCE NANOTECH, INC.
600 LEXINGTON AVENUE - 29TH FLOOR
NEW YORK, NEW YORK 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 7, 2007

To Our Shareholders:

The Annual Meeting of Shareholders of Advance Nanotech, Inc. (the “Company”) will be held on Thursday, June 7, 2007, at 10:00 a.m., Eastern Daylight Time (“EDT”), at Advance Nanotech, Inc., 600 Lexington Ave., 29th Floor, New York, NY 10022, for the following purposes:

1.	To elect directors to hold office until the 2008 Annual Meeting or until their successors are elected and qualified;

2.	To ratify the selection of Mendoza Berger & Company, L.L.P. as independent auditors for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 9, 2007 are entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of this date will be available during normal business hours for examination by any shareholder for any purpose germane to the Annual Meeting for a period of ten days prior to meeting at the offices of the Company.

All shareholders are urged to attend the Annual Meeting in person or by proxy. However, to ensure your representation at the meeting, you are urged to mark, sign, and date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has previously returned a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting.

This notice and the accompanying proxy statement are being mailed to shareholders on or about May 7, 2007.

By Order of the Board of Directors

Thomas P. Finn
Chief Financial Officer and Secretary

New York, New York

April 30, 2007

PROXY STATEMENT

ADVANCE NANOTECH, INC.
600 LEXINGTON AVENUE - 29TH FLOOR
NEW YORK, NEW YORK 10022

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 7, 2007

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Advance Nanotech, Inc. (the “Company”) for use in connection with the Annual Meeting of Shareholders to be held on Thursday, June 7, 2007, beginning at 10:00 a.m., EDT, at Advance Nanotech, Inc., 600 Lexington Ave., 29th Floor, New York, NY 10022, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about May 7, 2007.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Only holders of record of voting stock at the close of business on April 9, 2007 (the "Record Date") are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. On that date, the Company had 34,907,742 outstanding shares of voting common stock.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you.  Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being forwarded to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you do not give instructions to your record holder on how to vote, the record holder will be entitled to vote your shares in its discretion.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record. If you are a beneficial owner of shares and you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on discretionary items.

Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, votes submitted by mail, telephone or Internet will be voted by the individuals named on the proxy card (or the individual properly authorized): (i)  FOR the election of each of the Company's nominees for director, and (ii)  FOR the ratification of the selection of Mendoza Berger & Company, L.L.P. as independent auditors of the Company for the year ending December 31, 2007. No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board.

If you will not be able to attend the Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying proxy card. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. If your shares are registered in more than one name or in more than one account, you will receive more than one card.  Please complete and return all of the proxy or vote instruction cards you receive to ensure that all of your shares are voted.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost of this solicitation will be borne by the Company. Proxies may be solicited by certain of the directors, officers and employees of the Company, without additional compensation, personally or by telephone, letter or facsimile. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The estimated cost for printing and mailing of proxies to stockholders is $13,000.

A representative of Computershare Trust Company, the Company’s transfer agent, will count the vote and act as the inspector of election. Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in the Company’s quarterly report on Form 10-QSB for the second quarter of 2007.

i

Voting by Telephone or Internet

The Company is offering shareholders the opportunity to vote by telephone or electronically via the Internet. Instructions for shareholders interested in using either of these methods to vote are set forth on the enclosed proxy and/or voting instruction card.

If you vote by telephone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. Voting by telephone or via the Internet are valid proxy voting methods under Delaware law and the Company’s bylaws.

Other Matters

In the event that any matter not described herein is properly presented for a shareholder vote at the meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the meeting.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

The Company believes that abstentions should be counted for purposes of determining both the presence and absence of a quorum for the transaction of business and the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal (other than the election of directors).

Broker non-votes with respect to Proposal 2 shall be treated the same as abstentions, and therefore shall have the effect of a vote against such proposals. Broker non-votes as to all other proposals will not be counted for purposes of determining the presence or absence of a quorum, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

Deadline for Receipt of Shareholder Proposals

Any shareholder who intends to present a proposal at the 2008 Annual Meeting of Shareholders must ensure that the proposal is received by the Corporate Secretary at Advance Nanotech, Inc., 600 Lexington Avenue, 29th Floor, New York, New York 10022, not later than October 31, 2007 in order to be considered for inclusion in our proxy materials for that meeting.

As a stockholder, you may recommend any person as a nominee for director of Advance Nanotech for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Advance Nanotech Inc., 600 Lexington Ave, 29th Floor, New York, NY 10022. The recommending stockholder must meet the eligibility requirements for submitting a stockholder proposal for inclusion in that proxy statement, a written recommendation must be received by the Company by October 31, 2007 and the written recommendation must contain the following:
•  The candidate’s name, age, address, principal occupation or employment, the number of shares of common stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews and to serve as a director, if elected; and
•  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

ii

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each of the following nominees currently serve on the Company’s Board and have agreed to serve as a director if elected. The Company believes that each of them will be available to serve if elected. Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following directors for re-election. The names and ages of the nominees and their principal occupations or employment during the past several years are set forth below.

Nominees for Election to One-Year Terms Expiring at the 2008 Annual Shareholder Meeting:

Name	Age	Background
MAGNUS R. E. GITTINS	27
Mr. Gittins began serving as Executive Chairman of the Board of the Company on May 11, 2006. Mr. Gittins had been President and Chief Executive Officer of the Company from October 1, 2004 until November 15, 2006 when he requested to step-down from his position as Chief Executive Officer to pursue the Company’s business operations in the UK, on a part-time basis, with the expectation that he will return to the US to resume full-time responsibilities on June 15, 2007. Mr. Gittins serves as Chief Executive Officer of Advance Display Technologies Plc, a UK public company, since August 2006 and Chief Executive Officer of Advance Nanotech Limited, a UK corporation, since its inception in 2003. Mr. Gittins was the President and CEO of the Company’s predecessor Delaware corporation from its inception in August 2004. Prior to founding the Company, Mr. Gittins was the Chief Technology Officer of a European focused, technology venture-capital fund from 1998 to 2000. From 2000 to 2002, Mr. Gittins was a partner with Sterling FCS. From 2002 to 2004, he studied at the University of Cambridge, UK.

LEE J. COLE	46
Mr. Cole has served as a director since October 4, 2005 and formerly served as Chairman of the Board of the Company from October 5, 2004 to April 5, 2006. Mr. Cole is the Chairman of Gardant Pharmaceuticals, Inc. and has served in that position since September 2004. Since 1998, Mr. Cole has been a principal with Tech Capital Group, a technology consulting and investment firm that has investments in private and public information and healthcare technology companies. Mr. Cole is also a director of Enhance Biotech, Inc. (since June 2004), NeuroBioscience, Inc. (since November 2002), and Electronic Game Card, Inc. (since December 2002) and is currently the interim Chief Executive Officer of Electronic Game Card, Inc.

PETER RUGG	59
Mr. Rugg has served as a director of the Company since October 18, 2005. Mr. Rugg, a Senior Partner of Tatum, LLC, has been employed as a partner of that firm for the last three years and has been with Tatum, LLC for over five years. Mr. Rugg has more than 30 years of diversified business experience with special competence in capital structure and creative financing alternatives. At Tatum, Mr. Rugg managed public company financial reporting, investor relations, tax compliance and audit, budget and planning, and information technology systems including relational database, desktop, and multi-currency accounting.

VIRGIL E. WENGER	76
Mr. Wenger has served as a director of the Company since October 18, 2005. Mr. Wenger, a CPA and former partner in Ernst & Young, retired in 1990 after a 37-year career with Ernst & Young LLP and Arthur Young & Company. Since 1990, Mr. Wenger has continued his business activities as an independent consultant and financial advisor. Since 1992, Mr. Wenger has served as a Trustee of the Pittsburgh & West Virginia Railroad, an American Stock Exchange listed company. Since 2003, Mr. Wenger has served as a director of Enhanced Technology Financial Services and as Chief Financial Officer of Shareholder Intelligence Services, LLC, both private companies. Mr. Wenger is the father-in-law of the Company’s CFO and Secretary, Thomas P. Finn.

JOHN ROBERTSON	56
Dr. Robertson has served as a director of the Company since April 17, 2006 by appointment of the Board. Dr. Robertson has been employed by the Engineering Department at the University of Cambridge since 1994. He has served as a Professor of Electrical Engineering at the University of Cambridge since 2002 and his wide range of research interests includes amorphous silicon, diamond-like carbon, and ferroelectric oxides.

DOUGLAS ZORN	58
Mr. Zorn has served as a director of the Company since March 6, 2007. Mr. Zorn is the founder of three start-up companies. Mr. Zorn is the Founder and Director of US Wireless Data, Inc. (d/b/a StarVox Communications), a Voice-Over-Internet-Protocol (VoIP) communication company, where he has also served as the Chairman and President since June 2004 to the present. Mr. Zorn also founded and served as President, CEO and Chairman of Appiant Technologies, Inc., a communications software company from April 1994 to February 2003, and as COO of Monterey Telecommunications Corporation, an OEM wireless switch manufacturer from March 1992 to March 1994. Mr Zorn also served as Vice President and CFO of Centigram Communications Corporation from April 1985 to February 1992. Mr. Zorn is a certified public accountant who holds a Master's in Business Administration from Santa Clara University.

Required Vote

Directors are elected by a “plurality” of the shares voted. This means that the nominee with the largest number of votes will be elected, up to the maximum number of directors to be chosen. Shareholders can either vote “FOR” the nominee or withhold authority to vote for the nominee. Neither shares that are withheld (“abstentions”) nor broker non-votes have any effect on the outcome of the election for directors.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOREGOING DIRECTOR NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
MENDOZA BERGER AND COMPANY, L.L.P. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Mendoza Berger and Company, L.L.P., an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2007. The Audit Committee is submitting its selection to the shareholders for ratification. Mendoza Berger & Company, L.L.P. has served as the Company’s auditor for the years ended December 31, 2005 and 2006, and has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of Mendoza Berger & Company, L.L.P. is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by shareholders.

The following table shows the fees billed or expected to be billed to the Company for the audit and other services provided by our accountants for 2006 and 2005:

	2006	2005
Audit Fees	$87,183	$81,311
Tax and Other Fees	$9,328	$35,000
Total	$96,511	$116,311

Audit Fees: This category includes the audit of our consolidated financial statements and reviews of the financial statements included in our Quarterly Reports on Form 10-QSB. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, SEC registration statements and comfort letters.

Tax Fees: These fees relate to the preparation and review of tax returns, tax planning and tax advisory services.

ALL OTHER FEES: None.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Mendoza Berger and Company, L.L.P. as set forth herein is compatible with maintaining Mendoza Berger and Company, L.L.P.’s independence.

Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor. Unless a type of service to be provided by the independent auditor has received general pre-approval, subject to certain dollar limitations, it will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Unless otherwise determined by the Audit Committee or otherwise required by applicable law, the Chairperson of the Audit Committee has the right to exercise the pre-approval authority of the Audit Committee. The Audit Committee has determined that the professional services rendered by our accountants are compatible with maintaining the principal accountant's independence. The Audit Committee gave prior approval to all audit and non-audit services rendered in 2006.

Required Vote

Proposal No. 2 requires the affirmative vote of a majority of the votes cast on the proposal. Shareholders may vote “for” or “against” the proposal or they may abstain from voting on the proposal. Abstentions will have the effect of voting “against” the proposal, but broker non-votes will not have any effect on the outcome of this proposal. Shareholders are asked to ratify the action of the Board of Directors in making this appointment. In the event the shareholders do not approve this proposal, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2, THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 90.

The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and has discussed with Mendoza Berger & Company, L.L.P., its independence, including whether their provision of other non-audit services to the Company is compatible with maintaining its independence.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for the respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal controls and the overall quality of the Company's reporting.

Based upon the review and discussions referred to in the foregoing paragraph, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “filed” under either the Securities Act or the Exchange Act.

/s/ Peter Rugg (Chairman)
/s/ Lee Cole
/s/ Douglas Zorn

March 22, 2007

CORPORATE GOVERNANCE

The Company’s Board of Directors and management are committed to responsible corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders.  To that end, the Board of Directors and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices.  In doing so, the Board and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management also regularly evaluate and, when appropriate, revise the Company’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“NASDAQ”).

Corporate Governance Policies and Practices

The following is a summary of our corporate governance policies and practices:

•
A majority of the members of the Board are independent directors, as defined by NASDAQ. The Board has determined that all of the Company’s directors are independent, other than Virgil Wenger and Magnus Gittins. Independent directors do not receive consulting, legal or other fees from the Company other than Board compensation.

•
All of our employees, officers and directors are subject to our Code of Business Conduct and Ethics Policy, which is available on the Company’s website at www.advancenanotech.com. The ethics policy meets the code of ethics requirements of the SEC. If any material provisions of our Code of Business Conduct and Ethics Policy are waived for our Chief Executive Officer or senior financial officers, or if any substantive changes are made to our policy as they relate to any director or executive officer, we will disclose that fact on our website within five (5) business days. In addition, any other material amendment of our Code of Business Conduct and Ethics Policy will be so disclosed.

•	The Board’s current policy is to separate the roles of Chairman of the Board and Chief Executive Officer.

•	The Audit Committee and Governance Committee each consist entirely of independent directors.

•
The Compensation Committee consists of two, non-employee directors, one of which does not meet the definition of “independent” under the rules of NASDAQ. Virgil Wenger is the father-in-law of the Company’s Chief Financial Officer, Thomas P. Finn.

•	The Board reviews at least annually the Company’s business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related-party transactions.

•
As part of our Code of Business Conduct and Ethics Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

Shareholder Communications with Directors

Shareholders who want to communicate with the Board or with a particular director may send a letter to the Secretary of the Company at Advance Nanotech, Inc., 600 Lexington Avenue, 29th Floor, New York, New York 10022. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked "Confidential" will be forwarded unopened.

Board Meetings and Committees

Until October 2005, the Company had a limited Board comprised of employee directors. With the expansion of the Company’s Board in the fall of 2005, the Board recruited a majority of independent directors and three independent directors were appointed as the sole members of the Audit Committee and the Governance Committee. Each current director attended at least 75% of the meetings of the Board of Directors and Board committees on which such director served during 2006. The Board has four standing committees - an Audit Committee, a Compensation Committee, a Governance Committee and an Executive Committee. Current committee members are listed below. New committee members will be appointed at the Board meeting immediately following the upcoming Annual Meeting of Shareholders. Each committee has a charter which is available on the Company’s website at www.advancenanotech.com.

The directors of Advance Nanotech, Inc., their ages and committee memberships as of April 9, 2007:

			Committee Membership
Name	Age	Director Since	Audit	Compen- sation	Governance	Executive
Magnus R. E. Gittins	27	2004				Chair
Lee J. Cole	46	2005	X	Chair		X
Peter Rugg	59	2005	Chair		Chair
Virgil E. Wenger	76	2005		X		X
John Robertson	56	2006
Douglas Zorn (1)	58	2007	X		X

(1) Mr. Zorn was appointed to the Audit and Governance committee on March 22, 2007.

Audit Committee: The functions of the Audit Committee are to recommend selection of independent public accountants to the Board, to review the scope and results of the year-end audit with management and the independent auditors, to review the Company's accounting principles and its system of internal accounting controls and to review the Company’s annual and quarterly reports before filing with the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are independent directors under the rules of NASDAQ. The Board has determined that all members of the Audit Committee are financially literate, as that term is defined by NASDAQ and by applicable SEC rules, and that Doug Zorn, CPA, is a “Audit Committee Financial Expert” who is independent of management in accordance with applicable regulations. The Audit Committee currently consists of Messrs. Rugg (Chairman), Cole and Zorn. The Audit Committee met four times during 2006 and all members of the Audit Committee attended those meetings.

Compensation Committee: The Compensation Committee reviews and approves salaries, bonuses and other benefits payable to the executive officers and administers the 2005 Equity Incentive Plan as amended. All members of the Compensation Committee are (1) “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (2) “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee have interlocking relationships as defined by the SEC.  One member of the Compensation Committee does not meet the definition of “independent” under the rules of NASDAQ. Virgil Wenger is the father-in-law of the Company’s Chief Financial Officer, Thomas P. Finn. As such, Mr. Wenger abstains from any vote or resolution specifically related to the compensation for his son-in-law. The Compensation Committee is specifically responsible for determining the compensation of the Chief Executive Officer. The Compensation Committee currently consists of Messrs. Cole (Chairman) and Wenger.  The Compensation Committee met four times in 2006.

Executive Committee: The Executive Committee is to meet and take action on behalf of the full Board between regularly scheduled meetings in the event that it is not practical or timely to convene a full meeting of the Board. The Executive Committee currently consists of Messrs. Gittins (Chairman), Cole and Wenger. The Executive Committee met two times during 2006.

Governance Committee: The Governance Committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies. The Governance Committee currently consists of Messrs. Rugg (Chairman) and Zorn. The Governance Committee met four times in 2006.

The Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of the Board members to be re-nominated, the Governance Committee recommends to the Board whether those individuals should be re-nominated.

The Governance Committee meets at least on an annual basis and will review with the Board whether it believes the Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If the Board determines that a new member would be beneficial, the Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source, are reviewed under the same process. The Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of the Board and senior members of management. Upon completion of these interviews and other due diligence, the Governance Committee may recommend to the Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with the Company. Shareholders may also recommend candidates by sending the candidate's name and resume to the Governance Committee under the provisions set forth above for communication with the Board. The deadline to submit recommendations for nominees for election to the Board at the Company’s 2008 Annual Meeting of Shareholders is October 31, 2007.

The Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as independence; experience at the corporate, rather than divisional level, in multi-national organizations larger than the Company; relevant non-competitive experience; and strong communication and analytical skills. In any given search, the Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board and the perceived needs of the Company. In the last year, for example, the Company has sought a nominee with significant financial expertise and a nominee with significant relevant operating experience. The Governance Committee believes that it is necessary for at least one independent Board member to possess each of these skills. However, during any search the Governance Committee reserves the right to modify its stated search criteria for exceptional candidates.

Non-Employee Director Compensation

Members of the Board of Directors who are not employees of the Company receive a retainer of $5,000 per quarter and a fee of $1,000 for attending each Board or stockholder meeting held in person.  Pursuant to the Company’s 2005 Equity Incentive Plan, during 2006 each non-employee director received an annual grant of 20,000 stock options with an exercise price of $3.50. Directors who are employees, such as Mr. Gittins, do not receive compensation for serving as directors or for attending Board of Directors, committee or stockholder meetings. The Company maintains a written compensation policy for its non-employee directors. The Company does not provide additional compensation for service on any of its Board committees. There is one family relationship between a director and an executive officer of the Company, which was disclosed on the day the director was elected: Virgil Wenger, a director of the Company, is the father-in-law of Thomas Finn, Chief Financial Officer.

The following table provides information on compensation awarded or paid to the non-employee directors of the Company for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($) (1) (2)	Option Awards ($) (3)	Total ($)
Lee J. Cole (4)	$0	$93,458	$93,458
Peter Rugg (5)	$28,714	$18,800	$47,514
Virgil E. Wenger (6)	$28,714	$18,800	$47,514
John Robertson (7)	$20,714	$14,100	$34,814
Douglas Zorn (8)	$0	$0	$0
Joe Parkinson (9)	$41,812	0	$41,812
William Milne (10)	$0	0	$0

(1)	The annual retainer is paid quarterly.

(2)	Meeting fees are paid per meeting attended.

(3)
Directors receive annual stock option grants on the date they become directors. These options vest in two equal annual installments on each anniversary of the grant date. The aggregate grant date fair value is computed in accordance with FAS 123R, “Share-Based Payments”. The options are on a 24 month (2 year) vesting schedule. One-half (1/2) of the shares subject to the option shall vest twelve (12) months after the Vesting Commencement Date, and one-half (1/2) of the remaining unvested shares subject to the option shall vest at twenty-four (24) months after the Vesting Commencement, subject to pro rata vesting upon earlier termination of service.

(4)
Mr. Cole received stock options to purchase 120,000 shares of common stock at an exercise price of $2.03 per share to acknowledge his role as a founder of the Company. Mr. Cole does not receive any additional compensation for serving as a director or for attending Board of Directors, committee or stockholder meetings.

(5)	Mr. Rugg received 20,000 options to purchase shares of common stock on January 5, 2006.

(6)	Mr. Wenger received 20,000 options to purchase shares of common stock on January 5, 2006.

(7)	Mr. Robertson received 20,000 options to purchase shares of common stock on April 19, 2006.

(8)	Mr. Zorn joined the Board of Directors on March 6, 2007 and did not receive any compensation in 2006.

(9)	Mr. Parkinson did not stand for re-election in 2006 but served as Chairman of the Board from April 5 to May 10, 2006.

(10)	Mr. Milne did not stand for re-election in 2006 but served as director from October 2005 to April 2006.

Certain Relationships and Related Transactions

On March 30, 2007, the Company and Jano Holdings Ltd. (“Jano”) have mutually agreed to cancel, effective immediately, the $20.0 million amended and restated senior secured grid note (the “Note”) dated August 14, 2006. In addition, the Company and Jano have simultaneously canceled the following agreements dated August 14, 2006: associated security agreement, amended facility letter and amended warrant to purchase 6,666,666 shares of the Company’s common stock at the exercise price of $1.25. The Company has repaid any principal and interest outstanding on the credit facility and there were no amounts outstanding as of the date of this mutual cancellation. Jano wholly-owns JMSCL Limited, which holds 1,250,000 shares of Advance Nanotech’s common stock, or approximately 3.0% of the outstanding common stock as of December 31, 2006.

On November 6, 2006, the Company’s subsidiary, Advance Display Technologies, plc (“ADT”), entered into a conditional Facility Agreement (the “Agreement”) with NAB Ventures Limited (“NAB”). NAB shall provide the Company one or more loans, each called a drawdown, in the aggregate principal amount of up to approximately USD $6.6M (GBP £3.5M) subject to the terms and conditions. In addition to being the lender under the Facility Agreement, NAB also owns 950,000 shares, or 2.8%, of the Registrant’s common stock. As of December 31, 2006, the Company had $602,423 outstanding under the Agreement. Any outstanding principal amount shall bear interest per annum at an interest rate of 9.0%. In the event the Agreement is not repaid on the maturity date, December 31, 2009, the unpaid principal amount and accrued interest thereon also shall bear additional interest at a default rate of 1.5% per month or 18% annum. The Company may cancel this agreement at any time subject to having no outstanding loan balance. Before each drawdown, there must be a mutual written agreement between the Company and NAB upon a budget. There are no financial covenants under this Agreement. As an inducement to provide the Facility Agreement, NAB will receive 1,875,000 of ordinary shares and a warrant to purchase an additional 1,875,000 ordinary shares of ADT at an exercise price per share equal to the share price that ADT’s ordinary shares commence trading on the Plus-quoted or other similar public exchange. The warrants have a cashless exercise provision.

The Company formerly leased office facilities from a stockholder in London at the Savannah House, 5th Floor, 11 Charles II Street, London, SW1Y 4QU, for monthly rent of approximately $4,300 (GBP £2,500). The lease expired on June 30, 2006 and the Company has terminated the rental agreement as of December 31, 2006.

Beginning February 1, 2007, the Company has subleased certain office space at the New York Corporate office located at 600 Lexington Avenue. The sublease tenant is an affiliate of Mr. Cole, a director of the Company. Under the terms of the sublease, the sublease will run from February 1, 2007 through January 2008 and require monthly rent payments of $8,000.

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Advance Nanotech, Inc., and their ages, as of April 9, 2007, are as follows:

Name	Age	Principal Occupation
Magnus Gittins	27	Executive Chairman and Chairman of the Board
Antonio Goncalves (1)	32	Chief Executive Officer
Thomas Finn	41	Chief Financial Officer and Secretary
Lowell Dashefsky (2)	34	General Counsel
Dr. Michael Helmus	52	Senior Vice President, Technology
Peter Gammel (3)	45	Former Director and Former Chief Technology Officer

(1)
Mr. Goncalves served as director until August 11, 2006 when he resigned and was appointed by the Board of Directors as the Chief Operating Officer. Mr. Goncalves was then subsequently appointed Chief Executive Officer on November 14, 2006.

(2)	Mr. Dashefsky’s association with the Company terminated on November 27, 2006.

(3)
Peter Gammel resigned as Chief Technology Officer to pursue other personal endeavors and was appointed to the Board of Directors on August 10, 2006. On November 13, 2006, Mr. Gammel subsequently resigned as director and is not standing for re-election to the Board at the Annual Meeting.

Magnus R. E. Gittins, Executive Chairman and Chairman of the Board

See Mr. Gittins biography under Proposal No. 1.

Antonio Goncalves, Jr., Chief Executive Officer

Mr. Goncalves joined Advance Nanotech as Chief Operating Officer in August 2006. Mr. Goncalves was appointed interim Chief Executive Officer in November 2006. Prior to joining Advance Nanotech, Mr. Goncalves held several leadership positions with Purdue Pharmaceutical L.P. and its independent associated companies from March 2001 to August 2006.  Most recently he served as associate director of finance where he directed the risk management and insurance functions for the company, acted as the financial lead for several segments of the company, and had responsibilities in the Cash Management and Treasury functions. Mr. Goncalves also previously held the position of associate director of corporate audit where he directed internal audit functions, provided business-consulting services and identified risk, exposures and opportunities for improvement within the company. Prior to Purdue Pharmaceutical L.P., Mr. Goncalves was the senior manager of worldwide corporate audit for DaimlerChrylser AG from 1998 to 2001. He previously held several positions with People’s Bank from 1992 to 1998 including controller of People’s Capital and Leasing and internal audit leadership roles. Mr. Goncalves received a Bachelor of Science degree in accounting from Sacred Heart University and is a Certified Business Manager (CBM).

Thomas P. Finn, Chief Financial Officer

Thomas Finn has served as the Chief Financial Officer for Advance Nanotech since October 2005, having joined the Company in February 2005 as its Financial Controller. Prior to joining Advance Nanotech, Mr. Finn worked for Purdue Pharmaceutical L.P. and its independent associated companies in various capacities but most recently as an internal auditor from 2004 to February 2005. Mr. Finn worked as an independent consultant, from May 2000 to January 2004, as interim CFO and controller and auditor for various start-up companies where he has always focused on improving controls and procedures. Mr. Finn also worked for over six years with IBM Corporation until May 2000. Mr. Finn holds a Bachelor of Business Administration in Finance from the University of Massachusetts at Amherst and a Masters of Business Administration in International Business from the Helsinki School of Economics in Helsinki, Finland.

Peter Gammel Ph.D., Chief Technology Officer

Dr. Peter Gammel joined Advance Nanotech in July of 2005. Prior to that and since September 2001, Dr. Gammel was the Chief Technology Officer of Agere Systems' Analog Products Division. Dr. Gammel also served as the director of System on a Chip Integration Research at Bell Laboratories, Lucent Technologies from March 1998 to 2001 and in several leadership positions within AT&T Bell Laboratories. Dr. Peter Gammel resigned as Chief Technology Officer to pursue other personal endeavors and was appointed to the Board of Directors on August 10, 2006. On November 13, 2006, Dr. Gammel subsequently resigned as director and is not standing for re-election to the Board at the Annual Meeting.

Michael Helmus Ph.D., Senior Vice-President, BioPharma

Dr. Michael Helmus served as the Vice President, Advanced Biomaterials at Boston Scientific from 2000 to August 2005, when he joined Advance Nanotech. Prior to that, Dr. Helmus held leadership positions with organizations including Edwards Lifesciences, Baxter CVS, Pfizer, and Arthur D. Little.

Lowell I. Dashefsky, General Counsel

Mr. Lowell Dashefsky joined the Company in February 2006 as General Counsel. Prior to that and since February 2001, Mr. Dashefsky was an associate at Shearman & Sterling LLP in New York City where he was a member of the Intellectual Property Transactions group. Prior to his employment at Shearman & Sterling, Mr. Dashefsky was an associate at Fish & Neave LLP in New York City where he practiced patent and trademark litigation. Mr. Dashefsky’s association with the Company terminated on November 27, 2006.

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2006 to the Chief Executive Officer and Chief Financial Officer of Advance Nanotech, Inc. and each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Advance Nanotech, Inc. serving at the end of the year (the “NEOs”):

Principal Position	Year	Salary($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compen- sation ($) (6)	Total($)
Magnus R. E. Gittins	2006	$183,333	N/A	$114,178	$255,613	N/A	$71,320	$624,444
Executive Chairman	2005	$200,000	N/A	$27,793	N/A	N/A	$35,660	$263,453
of the Board	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Antonio Goncalves	2006	$109,145	N/A	$167,127	$0	N/A	$3,864	$280,136
Chief Executive	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Officer	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Thomas P. Finn	2006	$195,000	N/A	$137,537	$76,684	N/A	$10,700	$419,921
Chief Financial	2005	$195,000	N/A	$28,020	N/A	N/A	$8,025	$231,045
Officer and Secretary	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Michael Helmus	2006	$205,000	N/A	$114,258	$0	N/A	$0	$319,258
Senior Vice President	2005	$205,000	N/A	$24,894	N/A	N/A	N/A	$229,894
of Technology	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Peter Gammel	2006	$141,333	N/A	$72,463	$0	N/A	$7,350	$221,146
Former Chief	2005	$220,000	N/A	$28,643	N/A	N/A	N/A	$248,643
Technology Officer	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
& Former Director
Lowell Dashefsky	2006	$197,083	N/A	$102,846	$0	N/A	$9,371	$309,300
Former General	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Counsel	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)
Per SEC rules, the salary column represents the amount of actual gross wages paid in 2006 to the Executive Officer. Certain Officers that were paid a pro-rata portion of their annual contracted salaries because they were not employed for the entire year are indicated as in the schedule below:

Name	Wages Paid in 2006	Per Annum Salary per Employment Contract	Variance	Explanation
Magnus R. E. Gittins	$183,333	$100,000	$83,333	Mr. Gittins entered into a new employment contract on November 13, 2006 that reduced his salary from $200,000 to $100,000 and pro-rated his salary accordingly.

Antonio Goncalves as Officer	$91,145	$250,000	$(158,855)	Mr. Goncalves joined the Company on August 11, 2006 as the Chief Operating Officer and his salary was pro-rated accordingly to the
Antonio Goncalves as Director	$18,000	N/A	N/A
dates of applicable employment. Mr. Goncalves was appointed by the Board as the Chief Executive Officer on November 14, 2006 without any change to his compensation. Prior to his role as an Officer of the Company, Mr. Goncalves served on the Board of Directors and earned a total of $18,000.

Total	$109,145

Thomas P. Finn	$195,000	$195,000	-	N/A

Michael Helmus	$205,000	$205,000	-	N/A

Peter Gammel as Officer	$128,333	$220,000	$(91,667)
Dr. Gammel resigned on July 31, 2006 and had earned $128,333 up to that date for serving his role as Chief Technology Officer. For the period August 11, 2006 through November 9, 2006, Dr. Gammel served on the Board of Directors and served as a consultant to the Company and earned $13,000.

Peter Gammel as Director and Consultant	$13,000	N/A	N/A
Total	$141,333		N/A

Lowell Dashefsky	$197,083	215,000	$(17,917)	Mr. Dashefsky was hired on February 1, 2006 and on November 13, 2006, the Company received his resignation and has pro-rated the salary accordingly to the dates of applicable employment.

(2)
The Company did not pay discretionary cash bonuses during 2006. Any bonuses paid were performance-based and paid through the Company’s 2005 Equity Incentive Plan and included in the “Stock Awards” column.

(3)
Reflects awards of the Company’s common stock. The stock award is reflected as the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment”. Under the terms of the 2005 Equity Incentive Plan, which was implemented on December 30, 2005, 3,000,000 shares of common stock were reserved for issuance upon stock awards and stock options to be granted. The Plan is a non-qualified plan and will expire on December 22, 2010, but options may remain outstanding past this date. The Board authorizes the grant of options to purchase stock as well as the grant of shares of stock under this plan. Grants cancelled or forfeited are available for future grants. The amounts shown above reflect the value of the stock award based on the grant date fair value of the stock expensed at the time of the appropriate service period during the year.

Each executive officer received stock awards as follows as accounted for in the financial statements for fiscal year end December 31, 2006: (The amounts shown relate to stock awards granted in 2006 related to the executive’s sign-on bonus unless otherwise noted.)

Name	Grant Date April 13, 2006		Grant Date July 31, 2006			Grant Date November 28, 2006			Grant Date January 23, 2007			TOTALS FOR 2006
	Grant Date Fair Value Per Share	Shares Received	Grant Date Fair Value Per Share	Shares Received		Grant Date Fair Value Per Share	Shares Received		Grant Date Fair Value Per Share	Shares Received		Total Fair Value of Stock Awards	Total Shares Received
Magnus R. E. Gittins	$1.84	16,652	$0.84	20,021		$0.84	45,375	(b)	$0.71	40,290		$114,178	122,338
Antonio Goncalves	-	-	-	-		$0.84	20,173		$0.71	211,523	(f)	$167,127	231,696
Thomas P. Finn	$1.84	12,489	$0.84	39,422	(a)	$0.84	71,419	(c)	$0.71	30,218		$137,537	153,548
Michael Helmus	$1.84	17,068	$0.84	20,522		$0.84	43,206	(d)	$0.71	41,297		$114,258	122,093
Peter Gammel	$1.84	18,317	$0.84	22,023		$0.84	24,120	(e)	-	-		$72,463	64,460
Lowell Dashefsky	$1.84	11,536	$0.84	21,523		$0.84	39,034		$0.71	43,312		$102,846	115,405

(a) Of the total shares received, 24,406 shares represented a performance based bonus.

(b) Of the total shares received, 9,064 shares represented a performance based bonus.

(c) Of the total shares received, 44,186 shares represented a performance based bonus.

(d) Of the total shares received, 5,987 shares represented a performance based bonus.

(e) Of the total shares received, 11,250 shares represented payment for consulting services to Dr. Gammel for additional work performed as a member of the Board of Directors in accordance with a Consulting Agreement dated August 11, 2006 by and between the Company and Dr. Peter Gammel (filed as Exhibit 10.16 to the Form 10-QSB filed by the Company on August 11, 2006).

(f) Mr. Goncalves received 161,160 shares related to a lump sum sign on bonus pursuant to his employment agreement.

Note: These are grants approved and awarded during 2006. As of December 31, 2006, the Company had accrued for an award grant of $495,658 for 622,210 shares to be issued to certain employees of the Company for their sign-on and performance related to service in the fourth quarter of 2006 and accrued for a non-cash compensation expense related to the fair market value of the stock compensation including applicable taxes. These awards are not reflected above. These awards were not yet issued as of December 31, 2006, and are pending the Board of Director’s Executive Compensation Committee approval.

Each executive officer received stock awards related to a sign-on bonus as follows and as accounted for in the financial statements for fiscal year end December 31, 2005:

Name	Grant Date January 5, 2006		TOTALS FOR 2005
	Grant Date Fair Value Per Share	Shares Received	Total Fair Value of Stock Awards	Total Shares Received
Magnus R. E. Gittins	$2.03	13,691	$27,793	13,691
Thomas P. Finn	$2.03	13,803	$28,020	13,803
Michael Helmus	$2.03	12,263	$24,894	12,263
Peter Gammel	$2.03	14,110	$28,643	14,110

(4)
The values shown reflect the dollar amounts relating to option awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment”. These values include amounts from options granted on January 5, 2006.  Assumptions used in the calculation of these amounts for fiscal year ended December 31, 2006 are included in Note I to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007 (the “Consolidated Financial Statements”).

(5)	The Company did not pay any cash bonuses.

(6)	All Other Compensation consists of commuting allowance, gross-up for payment of taxes and housing allowance as follows:

Name	Commuting Allowance ($)	Housing Allowance ($)	Gross-up for taxes ($)	Vacation Pay ($)	Total Other Compensation ($)
Magnus R. E. Gittins	$0	$44,400	$26,920	$0	$71,320
Antonio Goncalves	$2,167	$0	$1,697	$0	$3,864
Thomas P. Finn	$6,000	$0	$4,700	$0	$10,700
Peter Gammel	$0	$0	$0	$7,350	$7,350
Lowell Dashefsky	$0	$0	$0	$9,371	$9,371

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each Named Executive Officer (“NEO”) during fiscal year 2006 of stock options and shares of restricted common stock made under the Company’s 2005 Equity Incentive Plan, as amended.  The option and restricted stock awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The option and stock awards reflected in the chart are reported in the year the award was made. The options have a five-year life and were immediately vested 100% on the date of grant.
		Date of Approval of Award, if Different	Estimated Future Payouts Under Equity Incentive Plan Awards (1)						All Other Stock Awards: Sign-On Number of Shares of	All Other Stock Awards: Performance Number of Shares of		All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	from Grant Date	Thresh- old ($)		Target ($)		Maxi- mum ($)		Stock or Units (#) (2)	Stock or Units (#) (3)		Underlying Options (#) (4)	Option Awards ($/Sh)	Option Awards ($)
Magnus RE Gittins	1/5/2006	N/A										400,000	$2.03	$766,838
	1/5/2006	N/A							13,691				$2.03	$27,793
	4/13/06	N/A							16,652				$1.84	$30,640
	7/31/06	N/A							20,021				$0.84	$16,818
	11/28/06	N/A							36,311	9,064			$0.84	$38,115
	TBD	TBD	$38,678	(2)	$38,678	(2)	$38,678	(2)
	TBD	TBD	$0	(3)	$48,348	(3)	$77,357	(3)

Antonio Goncalves	11/28/06	N/A							20,173				$0.84	$16,945
	TBD	TBD	$158,582	(2)	$158,582	(2)	$158,582	(2)
	TBD	TBD	$0	(3)	$120,870	(3)	$193,392	(3)

Thomas P. Finn	1/5/2006	N/A										120,000	$2.03	$230,051
	1/5/2006	N/A							13,803				$2.03	$28,020
	4/13/06	N/A							12,489				$1.84	$22,980
	7/31/06	N/A							15,011	24,406			$0.84	$33,110
	11/28/06	N/A							27,233	44,186			$0.84	$59,992
	TBD	TBD	$14,504	(2)	$14,504	(2)	$14,504	(2)
	TBD	TBD	$0	(3)	$23,570	(3)	$37,712	(3)

Michael Helmus	1/5/2006	N/A							12,263				$2.03	$24,894
	4/13/06	N/A							17,068				$1.84	$31,405
	7/31/06	N/A							20,522				$0.84	$17,238
	11/28/06	N/A							37,219	5,987			$0.84	$36,293
	TBD	TBD	$46,782	(2)	$46,782	(2)	$46,782	(2)
	TBD	TBD	$0	(3)	$60,955	(3)	$97,528	(3)

Peter Gammel	1/5/2006	N/A							14,110				$2.03	$28,643
	4/13/06	N/A							18,317				$1.84	$33,703
	7/31/06	N/A							22,023				$0.84	$18,499
	11/28/06	N/A							12,870	11,250	(5)		$0.84	$20,261

Lowell Dashefsky	4/13/06	N/A							11,536				$1.84	$21,226
	7/31/06	N/A							21,523				$0.84	$18,079
	11/28/06	N/A							39,034				$0.84	$32,789

(1)
Reflects potential future share award payouts under the Company’s 2005 Equity Incentive Plan.  The total includes both a sign-on (2) and performance based (3) portions. Such performance based payouts will be made only if the performance goals are met during the applicable performance periods. The performance stock awards end on the Officers’ eighth fiscal quarter employed with the last Officer (Mr. Goncalves) set to receive a final stock award on August 11, 2008.  The Company used the closing price of the common stock ($.048) on April 9, 2007 in the estimated calculations.

(2)	Reflects shares of restricted stock granted pursuant to the 2005 Equity Incentive Plan related to the sign-on portion due to the Officer.

(3)	Reflects shares of restricted stock granted pursuant to the 2005 Equity Incentive Plan related to the performance portion due to the Officer.

(4)
Represents the number of options to purchase shares of the Company’s common stock. The options were issued on January 5, 2006 and have a five-year life. The options were immediately vested 100% on the date of grant. The options were issued at FMV determined by the closing stock price on the day preceding the grant date. The Company is recording the straight-line expense of the options over a three year service period.

(5)
The total 11,250 shares represented payment for consulting services to Dr. Gammel for additional work performed as a member of the Board of Directors in accordance with a Consulting Agreement dated August 11, 2006 by and between the Company and Dr. Peter Gammel.

Outstanding Equity Awards at Year End

The following table provides certain information as of December 31, 2006, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the Named Executive Officers (“NEO”).

	Option Awards					Stock Awards
			Equity Incentive Plan Awards					Equity Incentive Plan Awards	Equity Incentive Plan Awards
	Number of Securities Underlying Un-exercised Options (#) (1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Unearned	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Un-exercisable	Options (#)	($)	Date	(#)	($)	(#)	($)
Magnus R.E. Gittins	400,000	-	-	$2.03	1/5/2011	-	-	-	-
Antonio Goncalves	-	-	-	-	-	-	-	-	-
Thomas P. Finn	120,000	-	-	$2.03	1/5/2011	-	-	-	-
Michael Helmus	-	-	-	-	-	-	-	-	-
Peter Gammel	-	-	-	-	-	-	-	-	-
Lowell Dashefsky	-	-	-	-	-	-	-	-	-

(1) Represents the number of options to purchase shares of the Company’s common stock. The options were issued on January 5, 2006 and have a five-year life. The options were immediately vested 100% on the date of grant. The options were issued at FMV determined by the closing stock price on the day preceding the grant date. The Company is recording the straight-line expense of the options over a three year service period.

Options Exercises and Stock Vested During 2006

The following table sets forth certain information concerning the exercise of stock options and the receipt/vesting of shares of restricted stock during the last fiscal year for each of the Named Executive Officers (“NEO”).

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Receipt/ Vesting (#)	Value Realized on Receipt/ Vesting ($)
Magnus R. E. Gittins	-	-	122,338(1)	$114,178
Antonio Goncalves	-	-	231,696(2)	$167,127
Thomas P. Finn	-	-	153,548(3)	$137,537
Michael Helmus	-	-	122,093(4)	$114,258
Peter Gammel			64,460(5)	$72,463
Lowell Dashefsky	-	-	115,405(6)	$102,846

(1)	Includes 53,683 shares of stock that Mr. Gittins surrendered to the Company or sold through the Plan to satisfy tax withholding obligations due upon the receipt of restricted stock.

(2)	Includes 101,039 shares of stock that Mr. Goncalves surrendered to the Company or sold through the Plan to satisfy tax withholding obligations due upon the receipt of restricted stock.

(3)	Includes 60,100 shares of stock that Mr. Finn surrendered to the Company or sold through the Plan to satisfy tax withholding obligations due upon the receipt of restricted stock.

(4)	Includes 38,485 shares of stock that Dr. Helmus surrendered to the Company or sold through the Plan to satisfy tax withholding obligations due upon the receipt of restricted stock.

(5)	Includes 23,751 shares of stock that Dr. Gammel surrendered to the Company or sold through the Plan to satisfy tax withholding obligations due upon the receipt of restricted stock.

(6)	Includes 52,608 shares of stock that Mr. Dashefsky surrendered to the Company or sold through the Plan to satisfy tax withholding obligations due upon the receipt of restricted stock.

Equity Incentive Plan Information

The Company presently has a single plan for the granting of equity incentives to directors, employees and consultants - the 2005 Equity Incentive Plan (the “Plan”). Stock grants and options to purchase common stock may be issued under the Plan. The Plan is intended to be a broad-based, long-term retention program that is intended to attract and retain talented employees, directors and consultants and align their interests with shareholder interests. The purpose of the Plan is to promote the success, and enhance the value, of the Company by aligning the interests of participants with those of the Company’s shareholders. The Company's Board adopted the Plan on December 22, 2005.

The Company has reserved 3,000,000 shares of its common stock for issuance pursuant to grants under the Plan. Under the Plan, participants may be granted shares of the Company's common stock or options to purchase common stock. The Board delegated administration of the Plan to the Executive Compensation committee consisting of directors Lee Cole and Virgil Wenger. The Executive Compensation committee will be responsible for approving all grants made under the Plan. The Board unanimously approved the Plan in order to replace the Company's previously adopted Stock Option Plan (the "Old Plan") based upon the advice of outside tax counsel in light of recent changes to the Internal Revenue Code, specifically Rule 409A. The Board terminated the Old Plan simultaneously with the adoption of the Plan, and no further grants of awards shall be made under the Old Plan. Concurrently with the termination of the Old Plan, the rights of holders of options previously granted and outstanding under that plan terminated and are no longer effective, and all participants under the Old Plan became participants under the Plan. Subsequent to year end, in March 2006, the Board unanimously approved an amendment to the Plan and the Plan now specifically states that participants under the Plan may elect a net exercise or cashless exercise with respect to stock options, and participants may elect to have the company holdback shares of restricted stock for taxes payable upon grant of these awards.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

During 2005, Mr. Gittins was a party to a contract with the Company governing the terms of his employment as President and Chief Executive Officer. The contract provides for an initial base salary of $200,000 per annum and eligibility for the Company’s 2005 Equity Incentive Plan.

On November 13, 2006, the directors of Advance Nanotech received and accepted the notice from Magnus R.E. Gittins that he requested to step down from his position as Chief Executive Officer of Advance Nanotech, Inc. effective November 15, 2006 to pursue the business operations in the UK, on a part-time basis, with the expectation that he will return to the US to resume full-time responsibilities on June 15, 2007. Mr. Gittins will remain as the executive Chairman of the Board of Directors of the Company. Mr. Gittins will act as Chief Executive Officer of Advance Display Technologies, plc and Advance Homeland Security, plc, the two subsidiaries located in London, UK. Mr. Gittins will accept a decrease from $200,000 to $100,000 in his annual salary as a result of the aforementioned changes.

Effective August 11, 2006, the Board of Directors appointed Antonio Goncalves, Jr. to the position of Chief Operating Officer of Advance Nanotech, Inc. and Mr. Goncalves resigned as a member of the Board of Directors on the same date. Mr. Goncalves was a party to a contract with the Company governing the terms of his employment as Chief Operating Officer. The employment agreement provides for an initial base salary of $250,000 per annum, eligibility for the Company’s 2005 Equity Incentive Plan and a one-time sign-on bonus of $100,000, payable in January 2007, in any combination of cash or stock, and a non-accountable reimbursement for commuting expenses of $500 per month.

On November 13, 2006, the Board of Directors elected and appointed Antonio Goncalves, Jr. as the interim Chief Executive Officer, effective November, 15, 2006. Mr. Goncalves was formerly the Chief Operating Officer of the Company. Mr. Goncalves will be operating under the terms and conditions of his current employment agreement.

During 2005, Mr. Finn was a party to a contract with the Company governing the terms of his employment as Financial Controller. The contract provided for an initial base salary of $150,000 per annum and eligibility for the Company’s 2005 Equity Incentive Plan and a non-accountable reimbursement for commuting expenses of $500 per month. On October 18, 2005, the Company’s Board appointed Mr. Finn to serve as Chief Financial Officer and Company Secretary. For his services as Chief Financial Officer, Mr. Finn’s initial base salary was increased to $175,000 per annum. On January 1, 2006, Mr. Finn’s initial base salary was increased to $195,000 per annum. Effective February 28, 2007, Mr. Finn’s contract was automatically renewed for an additional one year with an increase in base salary to $250,000 per annum. Mr. Finn has voluntarily agreed to defer the increase in salary as “deferred income” until a later date.

If a “change in control” (as defined in the agreements) occurs during the term of Mr. Finn’s employment agreement, Mr. Finn may elect in writing to declare that he has been terminated at which time he shall be entitled to (1) a lump sum severance payment equal to his base salary earned over the preceding twelve-month period; and (2) a sum sufficient to pay for the continuation of his medical and dental insurance for a like twelve-month period.

During 2005, Dr. Peter Gammel was a party to a contract with the Company governing the terms of his employment as Chief Technology Officer and formerly Senior Vice President, Electronics. The employment agreement provides for an initial base salary of $220,000 per annum, eligibility for the Company’s 2005 Equity Incentive Plan and a one-time sign-on bonus of $10,000. Dr. Gammel resigned from the Company on July 31, 2006, to pursue other primary day to day operations. Dr. Gammel maintained his office at Advance Nanotech and reported to the office several times a month as a consultant pursuant to the terms of a Consulting Agreement executed between the Company and Dr. Gammel. The Company filed the consulting agreement as an exhibit to the June 30, 2006 Form 10QSB. Under the terms of Dr. Gammel’s Consulting Agreement, he was compensated $1,000 per day for up to four days a month for his services. Effective August 10, 2006, Advance Nanotech appointed Dr. Peter Gammel to the Board of Directors.

On November 13, 2006, the directors of Advance Nanotech received and accepted the resignation of Board member Dr. Peter Gammel. Dr. Peter Gammel resigned as a Board Member for personal reasons. There was no disagreement between the Company and Dr. Gammel. Dr. Gammel also simultaneously terminated his Consulting Agreement.

During 2005, Dr. Helmus was a party to a contract with the Company governing the terms of his employment as Senior Vice President, Biopharma. The employment agreement provides for an initial base salary of $205,000 per annum, eligibility for the Company’s 2005 Equity Incentive Plan and a one-time sign-on bonus of $15,000.

In February 2006, Mr. Dashefsky became a party to a contract with the Company governing the terms of his employment as General Counsel. The employment agreement provides for an initial base salary of $215,000 per annum, eligibility for the Company’s 2005 Equity Incentive Plan and an automatic increase in base salary on the anniversary and each succeeding anniversary of his commencement date by an amount equal to the product of his then base salary and the percentage change in the Consumer Price Index, measured during the preceding twelve month period.

On November 27, 2006, Lowell Dashefsky resigned as General Counsel of the Company to pursue other endeavors. At the same time, the Employment Agreement dated as of January 3, 2006 between the Company and Mr. Dashefsky, which was filed as an exhibit to the Company’s Form 10-QSB for the quarter ended March 31, 2006, was terminated .

Each of the named executive officers and directors of the Company is a participant in the 2005 Equity Incentive Plan, effective on December 22, 2005, as amended thereafter. According to the terms of the plan, each Executive is eligible for a “Signing Option Grant” (also referred to as a “Signing Bonus Grant” in some contracts) in the amount of his annual base salary payable in 8 quarterly installments over the first two years of employment. Each Executive is also eligible for a stock bonus based on first year performance of additional discounted stock shares up to the amount of his base annual salary. Under the terms and conditions of the Company’s 2005 Equity Incentive Plan, participation will expire three months from the Executive’s termination date unless termination was with “cause.” Under the employment agreements, each of Messrs. Gittins, Goncalves, Finn, Gammel, Helmus and Dashefsky will be entitled to receive stock options and/or equity grants in securities of the Company from time to time at the discretion of the Board.

Under the employment agreements, each of Messrs. Gittins, Goncalves, Finn, Gammel, Helmus and Dashefsky will serve in his position until the second anniversary of his commencement date, unless sooner terminated by him or the Company. Each employment agreement automatically renews for successive one year periods after the initial two year term unless the Company or Executive gives at least 90 days written notice to the contrary prior to the end of the term or renewal term, as the case may be.

Upon termination of employment by the Company without “cause” or by the employee for “good reason” (as such terms are defined in the employment agreements), each of Messrs. Gittins, Goncalves, Finn, Gammel, and Helmus will be entitled to receive his respective base salary for a period of 180 days and the Company shall continue his (and his family’s) medical and dental benefits for a like period of 180 days. In the case of Mr. Dashefsky, he will be entitled to receive his base salary and medical and dental benefits for a period of 270 days.

Each of Messrs. Gittins, Goncalves, Finn, Gammel and Helmus has agreed that he will not compete with the Company for a period of six months following the term of his employment agreement and that such restriction will apply even if his employment is terminated without “cause” or he terminates his employment for “good reason,” regardless of whether a “change of control” has occurred. Under the employment agreement of Mr. Dashefsky, he will not compete with the Company for a period of 270 days following the term of his employment agreement.

COMPENSATION DISCUSSION AND ANALYSIS

Advance Nanotech’s compensation programs for the named executive officers (the “NEOs”) (as defined in the regulations under the federal securities laws) listed in the Summary Compensation Table appearing in this Proxy Statement and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The programs are administered by the Compensation Committee of the Board of Directors (the “Committee”).  The Committee operates under a charter adopted by the Board of Directors that provides the authority to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration.  Through these compensation programs, the Company seeks to foster a performance-oriented culture by linking a significant portion of each NEOs’ compensation to the achievement of performance targets that are important to the success of the Company and its shareholders.  This discussion and analysis describes Advance Nanotech, Inc.’s current compensation programs and policies, which are subject to change.

Overview of Compensation Programs

The Company’s executive compensation strategy is comprised of three elements: base salary, equity-based compensation and benefits and perquisites.

Base salary and equity-based compensation are used to attract executives and reward them for performance. Equity-based compensation is designed to (i) align the interests of the NEOs and other executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. During 2006, the Company awarded the NEOs and other executives equity-based compensation in the form of stock and stock options.

Objectives of the Compensation Policy

The primary objectives of the Company’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success and the creation of shareholder value by appropriately rewarding such individuals for their achievements.  To this end, the Company has adopted the following guiding principles:

a.                                        Performance-based:  Compensation levels should be determined based on Company and individual results compared to quantitative and qualitative performance goals and objectives set at the beginning of the year. The Compensation committee reviews and approves quarterly performance metrics as part of the quarterly performance award.

b.                                       Shareholder-aligned:  Equity-based compensation should represent a significant portion of compensation to more closely align the interests of the NEOs and other executives with those of the shareholders.

c.
Fair and Competitive: Compensation levels should be perceived as fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Elements of Compensation

The Company seeks to achieve these objectives through three key compensation elements:

•   Base Salary,

•   Equity-based Compensation, and

•   Benefits and Perquisites.

The Company considers each of these elements when setting total compensation levels, but does not use a pre-determined formula in which each element constitutes a specific percentage of overall compensation.

In making compensation decisions, we consider the compensation practices of and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2006, included:  Executive compensation information compiled from the proxy statements of other companies and executive compensation information compiled from a peer group of companies.  The peer group currently consists of the following companies:

Altair Nanotech Inc. Harris & Harris Nano Proprietary Inc.	Nanogen Inc. Arrowhead Research Veeco Instruments

References to “market data” herein refer to proxy data.  The Company uses market data in establishing total compensation objectives and ensuring that compensation for the NEOs and other executives is within the broad range of comparative pay of the peer group companies.  The Company does not target a specific position in the range of comparative data for each individual or for each component of compensation.  For 2006, total compensation of the Company’s NEOs and other executives is believed to be generally within the 40th to 50th percentile of the market as described above, although individuals may be compensated above or below this level based on competitive factors, the Company’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing market data, the Committee meets with Mr. Gittins, the Company’s Chairman, and Mr. Goncalves, the Company’s Chief Executive Officer, and other Company executives to obtain recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels and equity compensation awards. The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.  The Committee discusses the elements of Mr. Gittins’ compensation package with him, but makes the final decision as to his compensation without him present.  The Committee presents its recommendations regarding Mr. Gittins’ compensation to the full Board for final approval.

Base Salary

The Company pays base salaries in order to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each NEO, market data for the position and the NEO’s individual performance and experience.  The Company considers each of these factors but does not assign a specific value to each factor.  Base salaries for NEOs and other executives are typically set during the first half of the year in conjunction with the Company’s annual performance review process.

The Committee will review the base salary for each NEO during 2007 based upon an evaluation of such NEO’s 2006 performance and a review of market data.  In evaluating an NEO’s performance, the Committee will review revenue growth, EBITA, net income and cash flow metrics relative to the Company’s annual plan as well as other factors outlined above.

Equity-Based Compensation

The Company grants equity-based awards, such as stock options and stock grants, to the NEOs and certain other key employees to create a clear and strong alignment between compensation and shareholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position in the Company that will vest over time and act as an incentive for the employee to remain with the Company.

An accounting pronouncement adopted by the Financial Accounting Standards Board and effective for the Company beginning on January 1, 2006 (“FAS 123(R)”), requires us to measure the value of equity awards based on the fair value of the award on the grant date.  That cost is recognized in our statements of operations over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period.  FAS 123(R) applies to all equity-based compensation awarded on or after January 1, 2006, and to existing stock options that vest after January 1, 2006.

In 2006, the Committee approved grants of stock options to executive officers.  Stock options are granted at an exercise price equal to fair market value on the date of grant, have a term of ten years from the date of grant and, subject to the recipient’s continued employment, become exercisable over a three year period.  Because stock options have value to the holder only if the Company’s stock price appreciates, the Committee believes that executives holding such options are properly focused on enhancing shareholder value over time.

In order to strike a balance between promoting the Company’s cost competitiveness and maintaining employee incentives, in 2006 the Company awarded shares of stock to its NEOs and other executives.  Subject to the recipient’s continued employment, these awards vest over a two year period. The Company intends to use a combination of stock option grants and stock awards as elements of a cost effective long term incentive compensation strategy.  In addition, stock awards are an effective means for encouraging and creating stock ownership among the Company’s executives and key employees.

The number of stock options or shares of stock granted to each individual is based on several factors including, but not limited to, the Company’s guidelines for awards based on competitive market data, the individual’s level of responsibility, past performance and ability to affect future Company performance, recent noteworthy achievements and the cost for such awards.  Typically, the Committee has granted equity awards at its scheduled meetings which, in the case of the quarterly grant of stock awards, is generally held during the one month period following the end of each quarter.  The Committee approves a schedule setting forth each award on an individual-by-individual basis.  The date of the Committee approval is fixed as the grant date on which the fair market value of the award is based.  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s stock.  Furthermore, the Committee has not timed, nor does it intend to time, the release of material nonpublic information based on equity award grant dates.

Under the Company’s equity compensation plans, eligible employees receive annual equity awards based on annual performance of both the employee and the company.  It is the Company’s policy that a substantial portion of the NEOs’ incentive compensation should be awarded in equity.  Equity awards to the NEOs are expected to be granted predominantly as stock options and/or shares of stock, subject to continuing service.

Benefits and Perquisites

The Company provides a limited number of benefits and perquisites to its executive officers that it believes are required to remain competitive with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s Health Insurance plan, which pays 95% of the cost for health coverage for each employee and the employee’s family, a 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company has a defined contribution 401(k) plan whereby the Company can make discretionary matches to employee contributions. The Company has not made any contributions to the 401(k) plan as of December 31, 2006. The Company also provides a commuting allowance for Mr. Goncalves and Mr. Finn.  Such amounts are included under the caption “Other Annual Compensation” in the Summary Compensation Table.  The Company provides additional benefits to Mr. Gittins who resides both in the United Kingdom and the United States, which may include housing and transportation allowances.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

The Committee has reviewed all components of Mr. Gittins’ compensation, including base salary, stock option and stock grants, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Gittins and cost to the Company of all perquisites and other personal benefits and the Company’s payout obligations to the NEOs under several potential severance scenarios.  The Committee has also reviewed a tally sheet setting forth all the components described above and affixing dollar amounts to each component under the various payout scenarios.  A description of the Company’s severance obligations to the NEOs is included under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” appearing in this Proxy Statement.  Based on its review, the Committee concluded that Mr. Gittin’s compensation, in the aggregate, is reasonable and appropriate in light of the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Financial and Tax Considerations

In 2006, in connection with the implementation of FAS 123(R), the Company revised its long-term incentive strategy, which previously was based principally on stock grants.  The Company created a long-term incentive strategy based on restricted stock and stock options for executives at certain levels, including the Company’s CEO and the other NEOs.  The financial impact of equity-based compensation, under FAS 123(R), including restricted stock and stock options, is fixed at the time of award. Under the Company’s revised strategy, the CEO and the other NEOs receive restricted stock (that reinforces a stock ownership culture and provides continued retention incentive, even in a down market) and stock options (that have value only if there is stock price appreciation).

In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Code limits the Company’s tax deduction to $1,000,000 per year for compensation paid to each of the Named Executive Officers, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of the Company and its shareholders, even if these actions may result in the Company paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that the Company’s 2006 compensation program met these objectives.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document file under the Securities Act or Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2006.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders.

This report is submitted by the Committee.

/s/ Lee Cole (Chairman)

/s/ Virgil E. Wenger

April 5, 2007

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's common stock as of April 9, 2007 by:

(i)	each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock,

(ii)	each director,

(iii)	each Named Executive Officers (NEOs)

(iv)	all directors and executive officers as a group.

Except as otherwise indicated in the footnotes to the table, the Company believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of common stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned			Percentage of Total Shares
Name and Address of Owner (1)	Shares	Options	Total	Outstanding
5% or Greater Stockholders:
None	-	-	-	-

Directors:
Magnus Gittins (2)	288,205	400,000	688,205	1.97%
Lee Cole (3)	-	120,000	120,000	*
Virgil Wenger (4)	38,379	20,000	58,379	*
Peter Rugg (5)	19,190	20,000	39,190	*
John Robertson (6)	-	20,000	20,000	*
Douglas Zorn (7)	-	-	-	*

Named Executive Officers:
Antonio Goncalves, Jr.	155,657	-	155,657	*
Thomas Finn (8)	142,204	120,000	262,204	*
Michael Helmus	26,962	-	26,962	*
All Directors and Executive Officers as a Group (9 persons)	670,597	700,000	1,370,597	3.93%

*	Less than one percent.

A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(1)	Unless otherwise set forth in the table or in a footnote below, the address of each shareholder is c/o Advance Nanotech, Inc., 600 Lexington Avenue, 29th Floor, New York, New York 10022.

(2)
Includes 400,000 shares of common stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share. These stock options were granted to Mr. Gittins in his role as a founder of the Company.

(3)
Consists of 120,000 shares of common stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share. These stock options were granted to Mr. Cole in his role as a founder of the Company.

(4)
Includes 12,500 shares of common stock issuable upon exercise of warrants that are immediately exercisable at $1.25. The Company issued these warrants to Mr. Wenger in connection with his participation in a private placement by the Company in 2005. Also includes an option to purchase 20,000 shares of common stock at $3.50 for participation on the Company’s Board of Directors.

(5)
Includes 6,450 shares of common stock issuable upon exercise of warrants that are immediately exercisable at an exercise price of $1.25 per share. The Company issued these warrants to Mr. Rugg in connection with his participation in a private placement by the Company in 2005. Also includes an option to purchase 20,000 shares of common stock at $3.50 for participation on the Company’s Board of Directors.

(6)	Includes an option to purchase 20,000 shares of common stock at $3.50 for Mr. Robertson’s participation on the Company’s Board of Directors.

(7)	Douglas Zorn joined the Board on March 6, 2007 and did not beneficially own common stock as of the date of the table.

(8)
Includes 120,000 shares of common stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share. These stock options were granted to Mr. Finn in his role as an early employee of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and its significant shareholders (defined by statute as shareholders beneficially owning more than ten percent (10%) of the common stock) are required to file with the Securities and Exchange Commission reports of ownership, and changes in ownership, of common stock. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report. Based solely on a review of the reports received by it, the Company believes that during 2006 the following reports were not filed on a timely basis; (a) one Form 5 report for Virgil Wenger reporting the annual statement of changes in beneficial ownership of securities; (b) two Form 3 reports for each of the following individuals reporting initial statements of beneficial ownership of securities: Lowell Dashefsky and John Roberston, and (c) thirteen Form 4 reports for each of the following individuals reporting statements of changes of beneficial ownership of securities: John Roberston, Michael Helmus (2), Antonio Goncalves, Magnus Gittins (2), Thomas Finn (2), Lowell Dashefsky, Fred Allen, Peter Gammel, Liza Mullins and Stephanie Interbartolo. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all other reporting requirements under Section 16 of the Exchange Act for the year ended December 31, 2006 were met in a timely manner by such designated officers, Board members and greater than ten percent stockholders.

FORM 10-KSB

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-KSB). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO ADVANCE NANOTECH, INC., INVESTOR RELATIONS, 600 LEXINGTON AVENUE, FLOOR 29, NEW YORK, NY 10022.

INVESTOR INFORMATION

All reports filed by the Company with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov . In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 450 Fifth St., N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company also provides copies of its Forms 8-K, 10-QSB, 10-KSB, Proxy, Annual Report and press releases at no charge to investors upon request and makes electronic copies of such reports and press releases available through its website at www.advancenanotech.com as soon as reasonably practicable after filing such material with the SEC. Requests should be sent to the Company, attention: Thomas P. Finn, Chief Financial Officer and Secretary.

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas P. Finn
Secretary

New York, New York

April 30, 2007

ADVANCE NANOTECH

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold		For	Withhold
01 - Lee J. Cole	☐	☐	02 - Magnus R. E. Gittins	☐	☐	03 - John Robertson	☐	☐
04 - Peter Rugg	☐	☐	05 - Virgil E. Wenger	☐	☐	06 - Douglas Zorn	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 0 1 3 4 2 0 2

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ADVANCE NANOTECH

Proxy — Advance Nanotech, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, JUNE 7, 2007

The undersigned shareholder of Advance Nanotech, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2007 and hereby appoints Antonio Goncalves, Jr. and Thomas P. Finn, or either of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Advance Nanotech, Inc. to be held on Thursday, June 7, 2007 at 10:00 a.m., Eastern Daylight Time ("EDT"), at Advance Nanotech, Inc. 600 Lexington Ave., 29th Floor New York, NY 10022, and at any adjournment or adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this consent will be **IN FAVOR OF** Proposals 1 and 2 and as the proxy holders deem advisable on such other matters as may properly come before the meeting. This Proxy is revocable with respect to any Proposal at any time before the date on which at least a majority of the outstanding shares of Common Stock have consented to that Proposal.

[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

ADVANCE NANOTECH

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on June 7, 2007.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold		For	Withhold
01 - Lee J. Cole	☐	☐	02 - Magnus R. E. Gittins	☐	☐	03 - John Robertson	☐	☐
04 - Peter Rugg	☐	☐	05 - Virgil E. Wenger	☐	☐	06 - Douglas Zorn	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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<STOCK#> 00PWJD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ADVANCE NANOTECH

Proxy — Advance Nanotech, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, JUNE 7, 2007

The undersigned shareholder of Advance Nanotech, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2007 and hereby appoints Antonio Goncalves, Jr. and Thomas P. Finn, or either of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Advance Nanotech, Inc. to be held on Thursday, June 7, 2007 at 10:00 a.m., Eastern Daylight Time ("EDT"), at Advance Nanotech, Inc. 600 Lexington Ave., 29th Floor New York, NY 10022, and at any adjournment or adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this consent will be **IN FAVOR OF** Proposals 1 and 2 and as the proxy holders deem advisable on such other matters as may properly come before the meeting. This Proxy is revocable with respect to any Proposal at any time before the date on which at least a majority of the outstanding shares of Common Stock have consented to that Proposal.

[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]